Exhibit (d)(1)

EXECUTION VERSION—April 11, 2024

CONFIDENTIAL DISCLOSURE AGREEMENT

This mutual CONFIDENTIAL DISCLOSURE AGREEMENT (“CDA’’) is entered into as of April 11, 2024 (the “Effective Date”), between:

CALLIDITAS THERAPEUTICS, AB, a Swedish corporation with its registered office and mailing address at PO Box 70351, SE-107 24 Stockholm, Sweden and its principal office and address for courier delivery at Kungsbron 1, D5, SE 11122 Stockholm, Sweden (“CALLIDITAS”), and

VELOXIS PHARMACEUTICALS, INC., a Delaware corporation with a registered office at 2000 Regency Pkwy, Suite 500, Cary, NC 27518 (“COMPANY”).

CALLIDITAS and COMPANY may be referred to collectively in this CDA as the “Parties”, and individually as a “Party”).

1.       Purpose. The COMPANY is evaluating a potential public offer to the shareholders and holders of American Depositary Shares of CALLIDITAS to acquire all such securities in CALLIDITAS (the “Offer” or the “Purpose”). In connection with the Offer, CALLIDITAS may disclose certain information to the COMPANY to enable the COMPANY to carry out a due diligence review of CALLIDITAS in order to consider and evaluate the Offer.

2.       Definition. “Confidential Information” means all information and materials of a confidential, secret or proprietary nature, disclosed during the term of this CDA, by or on behalf of one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in the course of discussions or activities related to the Purpose, in writing, orally or by inspection of tangible objects, including, without limitation, information and materials regarding its activities, business methods, business plans, capabilities, experience, personnel, practices, procedures, products and product candidates; technology, know-how, inventions, patents, patent applications and other intellectual property, research and development activities and results, compound designs, compound structures, and manufacturing or other processes; and financial, pricing and other business information. Additionally, the fact that the Parties are conducting discussions regarding the Purpose shall be Confidential Information of each Party.

Confidential Information shall not include any information which: (i) was available in the public domain prior to the time of disclosure by the Disclosing Party to the Receiving Party; (ii) becomes publicly available after disclosure by the Disclosing Party to the Receiving Party other than as a result of a disclosure by the Receiving Party in breach of this CDA; (iii) was already in possession of the Receiving Party or a Representative of the Receiving Party prior to the time of disclosure to the Receiving Party by the Disclosing Party; (iv) is obtained by the Receiving Party from a third party who, to the knowledge of the Receiving Party, has a right to disclose such information free of any obligation of confidentiality and who is not providing such information on behalf of the Disclosing Party; (v) is independently developed by the Receiving Party without use of or reference to the Disclosing Party’s Confidential Information and other than under an agreement with the Disclosing Party. To the extent disclosure of Confidential Information is required by applicable law or the rules or regulations of a stock exchange, including pursuant to subpoena or other court order, the Receiving Party may disclose such Confidential Information provided that the Receiving Party uses all commercially reasonable efforts to give the Disclosing Party prompt written notice of such requirement prior to such disclosure and cooperates with the Disclosing Party’s efforts (at the expense of the Disclosing Party) to limit the scope of the information to be provided or to obtain an order protecting the information from public disclosure.

3.       Non-Use and Non-Disclosure of Confidential Information. The Receiving Party agrees not to use any Confidential Information of the Disclosing Party for any purpose other than the Purpose or as otherwise approved in writing by the Disclosing Party. Each Receiving Party agrees not to disclose any Confidential Information of the Disclosing Party to any third party other than to Receiving Party’s affiliates (“Affiliates”) and its and their officers, directors, employees, advisers, counsel, accountants, agents, auditors and, in respect of the COMPANY, financing providers for the purpose of the Offer which have been pre-approved by CALLIDITAS (“Representatives”) who have a specific need to know such information in order to advise the Receiving Party with respect to the Purpose and who are bound by written or professional obligations of confidentiality and restrictions on use that apply to Confidential Information of the Disclosing Party. Each Party shall be liable for its respective Affiliates’ and its and their Representatives’ adherence to this CDA; provided that a Party shall not be responsible for any breach of this CDA by any of its Affiliates or Representatives who have entered into a separate confidentiality agreement with the other Party in respect of the Purpose.

The Receiving Party shall promptly inform the Disclosing Party if it comes to the Receiving Party’s attention that any Confidential Information has come into the possession of any unauthorised third party or any such unauthorised third party appears to the Receiving Party to be doing anything or permitting anything to be done which is reasonably likely to prejudice the preservation of the confidential nature of the Confidential Information.

4.       Regulated Market Compliance. COMPANY acknowledges that CALLIDITAS is a company listed on the regulated market of Nasdaq Stockholm and that its American Depositary Shares are listed on the Nasdaq Global Select Market. CALLIDITAS may make information available to COMPANY that is material non-public information for the purposes of US securities laws and/or qualifies as inside information as defined in Article 7 of the EU Market Abuse Regulation (Regulation (EU) No 596/2014 of 16 April 2014, “MAR”), including but not limited to information about the Offer. COMPANY acknowledges that it is aware, and it will advise its Representatives who are informed as to matters that are the subject of this CDA, that US securities laws prohibit persons with material non-public information, and MAR prohibits persons with inside information, about a company obtained directly or indirectly from such company from purchasing or selling securities of such company on the basis of such information or from unlawfully communicating such information to any other person. CALLIDITAS shall not disclose any material non-public information or inside information to the COMPANY without the prior written consent (email being sufficient) of the COMPANY.

5.       Personal Data Compliance. Neither Party shall process any personal information under this CDA unless required for the purposes of the CDA and in compliance with all applicable laws and regulations relating to data privacy, privacy of any personal information and information system security.

6.       Standstill. The COMPANY shall not, and shall ensure that its Affiliates and Representatives and any parties acting in concert with the COMPANY for the purpose of the Offer do not, for a period of one year starting after the Effective Date, acquire or agree or offer to acquire, whether conditionally or unconditionally, directly or indirectly, any securities in CALLIDITAS or any interest of any kind whatsoever in any such securities, including any long or short position, whether cash-settled or not.

The restrictions set out in this item 6 shall cease to apply (a) upon announcement of an Offer that is recommended by the board of directors (or the independent bid committee, as applicable) of CALLIDITAS, or (b) if a third party announces a public offer to acquire all shares in CALLIDITAS.

7.       No contacts. The COMPANY shall not, and shall ensure that its Affiliates and Representatives and any parties acting in concert with the COMPANY for the purpose of the Offer do not, without the prior written consent (email being sufficient) from an authorized representative of CALLIDITAS, contact any officer or employee of CALLIDITAS or its subsidiaries to obtain Information or to discuss the Offer or any incentive or bonus arrangement or similar.

The COMPANY shall not, and shall ensure that its Affiliates and Representatives and any parties acting in concert with the COMPANY for the purpose of the Offer do not, without the prior written consent (email being sufficient) from an authorized representative of CALLIDITAS, contact any customer, supplier or other party which otherwise does business with CALLIDITAS or any of its subsidiaries to, directly or indirectly, discuss the Offer.

The COMPANY shall not, and shall ensure that its Affiliates and Representatives and any parties acting in concert with the COMPANY for the purpose of the Offer do not, without the prior written consent (email being sufficient) of an authorized representative of CALLIDITAS, contact any of CALLIDITAS’ shareholders or holders of American Depositary Shares to discuss any matter related to the Offer.

The restrictions in this item 7 shall cease to apply (a) upon announcement of an Offer that is recommended by the board of directors (or the independent bid committee, as applicable) of CALLIDITAS, or (b) if a third party announces a public offer to acquire all shares in CALLIDITAS.

8.       Takeover rules. Each Party undertakes to comply with, and will ensure that its Affiliates, and direct its Representatives and any parties acting in concert with the COMPANY, to comply with, the Swedish Act on Public Takeover Offers (Sw. Lag om offentliga uppköpserbjudanden på aktiemarknaden), Nasdaq Stockholm’s rules regarding takeover offers (the “Takeover Rules”) and the Swedish Securities Council’s (Sw. Aktiemarknadsnämnden) rulings regarding interpretation and application of the Takeover Rules (including its rulings with respect to the rules on public offers for the acquisition of shares issued by the Swedish Industry and Commerce Stock Exchange Committee (Sw. Näringslivets Börskommitté)) in relation to the Offer and the evaluation of the Offer.

9.       No further rights or obligations. Nothing in this CDA is intended to grant any rights or license to either Party under any patent, copyright, trade secret or other intellectual property rights of the other Party, nor shall this CDA or the disclosure of Confidential Information be deemed to grant to the Receiving Party any rights or licenses in or to the Confidential Information of the Disclosing Party. Nothing in this CDA shall obligate either Party to proceed with any transaction between them, and each Party reserve the right, in its sole discretion, to terminate the discussions contemplated by this CDA concerning the Purpose at any time.

10.    No Warranty. ALL CONFIDENTIAL INFORMATION IS PROVIDED “AS IS”. NEITHER PARTY MAKES ANY WARRANTIES, EXPRESS, IMPLIED OR OTHERWISE, TO THE OTHER PARTY REGARDING THE ACCURACY, COMPLETENESS OR PERFORMANCE OF CONFIDENTIAL INFORMATION DISCLOSED UNDER THIS CDA EXCEPT THAT IT HAS THE RIGHT TO DISCLOSE SUCH CONFIDENTIAL INFORMATION UNDER THIS CDA.

11.    Return of Materials. All documents (including electronic documents) and tangible objects containing or representing Confidential Information, which have been disclosed or provided to the Receiving Party by or on behalf of the Disclosing Party hereunder, and all copies of such Confidential Information, which are in the possession, or control of the Receiving Party and its Affiliates and its and their Representatives, shall be and remain the property of the Disclosing Party. The Receiving Party shall promptly return to the Disclosing Party or (at the Receiving Party’s election) destroy, upon the written request by the Disclosing Party, any documents and tangible materials to the extent containing or constituting Confidential Information of the Disclosing Party in the Receiving Party’s possession or control, and, upon the Disclosing Party’s written request, shall destroy any electronic documents in the possession or control of the Receiving Party to the extent containing or constituting Confidential Information of the Disclosing Party; provided that (i) the Receiving Party may retain one copy of the Disclosing Party’s Confidential Information and (ii) the Receiving Party shall not be obligated to return or destroy automatically created electronic copies stored on system back-up media. Any Confidential Information retained in accordance with the foregoing exceptions shall continue to be protected by the Receiving Party in accordance with the terms and conditions of this CDA.

12.    Independent Activities. The Disclosing Party understands and acknowledges that the Receiving Party and/or its Affiliates may have in the past (including prior to the Effective Date), currently do, or may in the future, either internally or with a third party, engage in research, development and commercialization activities relating to the same technological area as that of the subject matter of the Disclosing Party’s Confidential Information (“Independent Activities”). Accordingly the Disclosing Party acknowledges and agrees that nothing in this CDA will be construed by implication or otherwise as preventing the Receiving Party or its Affiliates, during the term of this CDA or thereafter, from engaging in such Independent Activities, provided, that the Receiving Party does not reference and does not use the Disclosing Party’s Confidential Information disclosed under the CDA in connection therewith.

13.    Term. Confidential Information may be disclosed to a Receiving Party under this CDA from the Effective Date and until the earlier of either (i) two (2) years from the Effective Date, or (ii) thirty (30) days following written notice from either Party terminating the disclosure period (the “Disclosure Period”). No further Confidential Information shall be disclosed to a Receiving Party after the Disclosure Period. This CDA shall remain in full force and effect for a period of two (2) years from the Effective Date with respect to Confidential Information disclosed during the Disclosure Period and, with respect to Confidential Information that constitutes trade secrets, for so long as they are protected as such under applicable law.

14.    Notices. Any notice to be given under this CDA shall be in writing and shall be sent by registered post or overnight delivery (courier) service addressed to the addresses indicated above with, for CALLIDITAS, a copy to contract.notification@calliditas.com.

15.    Miscellaneous. This CDA shall bind and inure to the benefit of the Parties hereto and their successors and permitted assignees. Neither Party may assign this CDA without the prior written consent of the other Party. This document contains the entire agreement between the Parties with respect to the subject matter hereof. Any failure to enforce any provision of this CDA shall not constitute a waiver of such provision or of any other provision. Each Party shall have, in addition to any remedies available at law, the right to seek equitable and injunctive relief to enforce this CDA without the need for a bond or to prove harm. This CDA may not be amended, nor any obligation waived, except by a written document signed by both Parties.

16.    Governing Law and Dispute Resolution. This agreement and any contractual or non-contractual claim, controversy, dispute, or proceedings or any nature arising out of or in connection with this agreement or its existence, formation, validity or termination (each, a “Dispute”), shall be governed by and construed in accordance with Swedish law without application of its conflict of laws rules. Any Dispute shall be referred to and finally resolved by arbitration under the Rules of Conciliation and Arbitration of the Stockholm Chamber of Commerce, which Rules are deemed to be incorporated by reference herein. The number of arbitrators, to be appointed in accordance with such Rules, shall be one (1). The seat, or legal place, of arbitration shall be Stockholm, Sweden. The language to be used in the arbitral proceedings shall be English.

[SIGNATURE PAGE FOLLOWS]

In witness whereof, the Parties have executed this CDA as of the date and year written above.

CALLIDITAS THERAPEUTICS AB		VELOXIS PHARMACEUTICALS, INC.
By:	/s/ Renee Agurar-Lucander	By:	/s/ Mark Hensley
Name:	Renee Agurar-Lucander	Name:	Mark Hensley
Title:	CEO	Title:	CEO

Electronic and PDF signatures are binding; compliance with US 21 CFR Part 11 is not required.

[SIGNATURE PAGE TO CONFIDENTIAL DISCLOSURE AGREEMENT]